Exhibit 4.1

BLACKROCK DIRECT LENDING CORP.

Shares of Common Stock, par value $0.001 per share

Form of Supplement to Subscription Agreement for Entities

                        2020

Note: The Anti-Money Laundering Questionnaire attached hereto (the “Questionnaire”) forms part of, and must be completed and returned together with, this Supplement to Subscription Agreement (this “Supplement”).

Reference is made to (i) the Confidential Private Offering Memorandum of BlackRock Direct Lending Corp. (the “Company” or the “Fund”) with respect to the offering of shares of common stock, par value $0.001 per share (the “Common Shares” or the “Interests”) (such Confidential Private Offering Memorandum, together with any amendments, updates or supplements thereto, being herein called the “Memorandum”), (ii) the Certificate of Incorporation of the Fund and the By-Laws of the Fund (collectively, as amended, modified, restated or supplemented from time-to-time, the “Governing Documents” or the “Fund Agreement”), and (iii) the most recent Master Subscription Agreement executed by the undersigned investor (the “Master Subscription Agreement”), each of which is incorporated by reference in its entirety in this Supplement. By executing this Supplement, the investor (a) agrees to make, and upon acceptance of this Supplement shall have made, a capital commitment to the Company (the “Capital Commitment”) and (b) acknowledges that the investor has read and understands the terms, provisions and requirements set forth herein and in the Master Subscription Agreement, the Memorandum and the Fund Agreement. By executing this Supplement, the investor certifies and agrees that all the responses, certifications, representations, warranties, covenants and other agreements, information and documents that the investor has provided, given or made in, or in connection with, this Supplement (including the Questionnaire) and the Master Subscription Agreement are and remain complete, true and correct, and have been complied with in all respects, as of the date hereof. The investor agrees to promptly notify BlackRock Alternatives Client Services via email at AlternativesClientServices@blackrock.com of any changes to the information contained in, or provided in connection with, this Supplement (including the Questionnaire) or the Master Subscription Agreement.

Capitalized terms used, but not defined herein shall have the respective meanings given them in the Memorandum. If any provision of this Supplement or the Master Subscription Agreement shall conflict with, or otherwise be inconsistent with, any provision of the Fund Agreement, then the terms of the Fund Agreement shall control and such provisions of this Supplement or the Master Subscription Agreement shall be deemed modified to be consistent with the Fund Agreement.

Delivery Instructions:

Return all pages of this Supplement, fully completed and properly executed as instructed, along with all other subscription and anti-money laundering documentation, as requested by BlackRock during the onboarding process, at least ten (10) business days prior to the relevant closing date via email to AlternativesClientServices@blackrock.com. Should you have any questions, please contact Alternatives Client Services via email at AlternativesClientServices@blackrock.com.

The investor hereby agrees as follows:

1.	Capital Commitment.

a.
The investor hereby agrees to subscribe for Interests and agrees to make a Capital Commitment in the amount of $   in accordance with the terms of this Supplement, the Memorandum and the Fund Agreement and agrees to fund all capital contributions required pursuant to this Supplement in respect of its Capital Commitment. The investor acknowledges that this Capital Commitment is conditioned upon acceptance by the Fund, and may be accepted or rejected, in whole or in part, in the Fund’s sole and absolute discretion.

b.
The investor acknowledges and agrees that Interests may not be issued until such time as the Fund and/or the Administrator has received and is satisfied with all the information and documentation requested.

c.
The investor acknowledges and agrees that the investor is not entitled to cancel, terminate or revoke the Capital Commitment or any agreements hereunder, except as otherwise set forth in the Memorandum, the Fund Agreement, the Master Subscription Agreement or as required under applicable law, and such Capital Commitment and agreements, including the power of attorney set forth in Section 1(d), shall survive changes in the transactions, documents and instruments described in the Memorandum and the Fund Agreement.

d.
The investor hereby irrevocably constitutes and appoints each of BlackRock Capital Investment Advisors, LLC (the “Manager”) and the Administrator (and any substitute or successor of each acting in such capacity), and their respective members, managers and any of their officers, as the investor’s true and lawful attorney-in-fact in the investor’s name, place and stead, to make, execute, sign, acknowledge, swear to, record, file, complete or correct, on the investor’s behalf, all documents to be executed by the investor in connection with the investor’s Capital Commitment, including, without limitation, filling in or amending amounts, dates, and other pertinent information, and to make, execute, sign, acknowledge, swear to, record and file: (i) any counterparts of the Fund Agreement to be entered into pursuant to this Supplement and any amendments thereto, each only as authorized by the investor in accordance with the terms of this Supplement and the Fund Agreement, (ii) any agreements or other documents relating to the obligations of the Fund, as limited and defined in the Fund Agreement, (iii) any certificates of formation required by law and all amendments thereto, (iv) all certificates and other instruments necessary to qualify, or continue the qualification of, the Fund in the states or other jurisdictions where it may be doing business, (v) all assignments, conveyances or other instruments or documents necessary to effect the dissolution, winding-up and termination of the Fund and (vi) all other filings with agencies of the federal government, of any state or local government, or of any other jurisdiction, which the Fund or the Manager considers necessary or desirable to carry out the purposes of this Supplement, the Fund Agreement and the business of the Fund. The investor understands that this power of attorney (1) shall be deemed coupled with an interest, (2) is intended to secure and interest in property and shall survive the transfer of the investor’s Interests, (3) shall be given by way of security for the performance of each investor’s obligations under this Supplement and the Fund Agreement, (4) shall be irrevocable and shall survive the incapacity of the investor granting the power and (5) may be exercised by the holder on behalf of the investor by a facsimile or electronic signature or by listing all of the investors in the Fund (including the undersigned investor) executing any instrument with a single signature as attorney-in-fact for all of them. In addition, the investor authorizes each of the Manager and the Administrator to receive and pay over to the Fund on the investor’s behalf, to the extent set forth in this Supplement, all funds received hereunder.

e.
In connection with procuring financing for the Fund, the Fund may determine that it is necessary or desirable to pledge, charge, mortgage, assign, transfer and/or grant to the provider of such financing (the “Lender”) collateral consisting of the Fund’s assets, including, without limitation, the rights of the Fund to issue capital call notices and the right to receive the Drawdown Purchase Price from the investor (and any related rights of the Fund and to enforce an investor’s obligation to pay such Drawdown Purchase Price.  The investor hereby consents to the implementation of such financing, and upon written request from the Fund, agrees to acknowledge its obligations to pay the Drawdown Purchase Price pursuant to this Supplement and execute and deliver such documents as may be reasonably required to acknowledge and perfect the security interest in its Unused Capital Commitment.  Without limiting the generality of the foregoing, upon written request from the Fund, the investor agrees to (i) confirm that the investor’s obligation to pay the Drawdown Purchase Price to the Fund is unconditional, subject only to the limitations and conditions expressly set forth herein and in the Fund Agreement, and that it will honor calls for Drawdown Purchases made in accordance with the terms of this Supplement and the Fund Agreement without defense, counterclaim or offset of any kind; provided, that such agreement to fund shall not act as a waiver of any claim the investor may have against any other investor in the Fund, the Manager or the Fund, (ii) provide such financial information with respect to the investor as shall be reasonably requested by the Fund (or the Lender), including confirmation of the amount of the investor’s aggregate Capital Commitment and Unused Capital Commitment, as applicable, and (iii) execute and deliver such other acknowledgements, documents and certificates as shall be reasonably required by the Fund (or the Lender, to the extent the Fund has assigned its rights thereto) in connection therewith.

f.
The investor confirms that the investor and its beneficial owner(s), controller(s) and authorized person(s) are not identified on or subject to any sanctions administered or enforced by the U.S. Office of Foreign Assets Control, the United Nations Security Council, the European Union, the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”) and agrees that the investor will not directly or indirectly transfer funds into an account of the Fund that are derived from entities, persons or activities subject to Sanctions. The investor shall not use funds received from the Fund and/or its account for the benefit of and/or to transact with, directly or indirectly, any person, entity, or government on a sanctions list or subject to Sanctions. The investor confirms that the investor and its beneficial owner(s), controller(s) and authorized person(s) are not domiciled in and do not conduct business in or derive revenue from countries subject to Sanctions, including Syria, North Korea, Iran and Cuba. The investor confirms that the investor is the legal owner of the funds being invested in the Fund and is not investing them for the benefit of anyone not otherwise identified herein.

g.
The investor waives any counterclaim to, and any right to any setoff or reduction of, its obligation to make capital contributions or other payments to the Fund based on any claim that it has against any person (without prejudice to the investor’s right to assert such claim in a separate action).

h.	The investor is not and will not be a Benefit Plan (as defined in the Master Subscription Agreement).

i.	The investor is aware and acknowledges that the Fund may have no or only a limited operating history.

j.	The investor represents that it has read the Memorandum and the Fund Agreement and consulted with its own tax advisors regarding the U.S. and non-U.S. consequences of investing in the Fund.

k.
The investor shall be deemed to have reaffirmed, as of each date on which any portion of its Capital Commitment is accepted and each Capital Drawdown Date, each and every representation and warranty made, and all information provided, by such investor in the Questionnaire, the Master Subscription Agreement and this Supplement or that is incorporated by reference.

2.	Closings and Drawdowns.

a.	Initial Closing.

(i)	The Fund will hold its initial closing (the “Initial Closing”) when it first accepts subscriptions for interests from investors who are not affiliates of the Investment Manager.

(ii)	Each investor subscribing for Interests at the Initial Closing will be required to purchase on the date of the Initial Closing the Initial Closing Share Amount at the Initial Closing Purchase Price.

The “Initial Closing Share Amount” shall mean a number of Common Shares determined by dividing (i) the Initial Closing Purchase Price by (ii) the Initial Closing Per Share Price.

The “Initial Closing Purchase Price” shall mean an amount in U.S. dollars determined by multiplying the (i) the aggregate amount of Capital Commitments being drawn down by the Fund from all investors on the Initial Closing Date by (ii) a fraction, the numerator of which is the Capital Commitment being made on the Initial Closing Date by such investor and the denominator of which is the aggregate Capital Commitments being made on the Initial Closing Date by all investors. The amount of the Initial Closing Purchase Price will be communicated to each investor prior to the Initial Closing Date at a time mutually agreeable to the parties.

The “Initial Closing Per Share Price” shall mean $10.00 per share.

b.	Drawdowns.

(i)
The investor agrees to purchase Interests for an aggregate purchase price equal to its Capital Commitment, payable at such times and in such amounts as required by the Fund, under the terms and subject to the conditions set forth herein.

(ii)	Purchases of Interests will take place on dates selected by the Fund in its sole discretion (each, a “Capital Drawdown Date”) and shall be made in accordance with the provisions of this Section 2.b.

(iii)
On each Capital Drawdown Date, the investor agrees to purchase from the Fund, and the Fund agrees to issue to the investor, a number of Interests equal to the Drawdown Share Amount (as defined below) at an aggregate price equal to the Drawdown Purchase Price (as defined below); provided, however, that in no circumstance will an investor be required to purchase Interests for an amount in excess of its Unused Capital Commitment (as defined below).

“Drawdown Purchase Price” shall mean, for each Capital Drawdown Date, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Fund from all investors on that Capital Drawdown Date, by (ii) a fraction, the numerator of which is the Unused Capital Commitment of the investor and the denominator of which is the aggregate Unused Capital Commitments of all investors that are not Defaulting Investors or Excluded Investors (as defined below). For the avoidance of doubt, the Drawdown Purchase Price shall be determined after giving effect to the Catch-Up Purchase Price (as described below).

“Drawdown Share Amount” shall mean, for each Capital Drawdown Date, a number of Common Shares determined by dividing (i) the Drawdown Purchase Price for that Capital Drawdown Date by (ii) the applicable Per Interest Price (as defined below), which may be a fractional amount, to the extent required.

“Per Interest NAV” shall mean, for any Capital Drawdown Date or Catch-Up Date (as defined below), the net asset value per Interest, as determined as of the end of the most recent fiscal quarter for which net asset value has been determined prior to the Capital Drawdown Date (as defined below) in accordance with the valuation policies adopted by the Fund's board of directors (the “Board”).

“Per Interest Price” shall mean, for any Capital Drawdown Date or Catch-Up Date (as defined below), the Per Interest NAV, subject to adjustment from the latest quarterly valuation date in accordance with the Fund’s valuation policy and subject to Section 23 of the Investment Company Act of 1940, as amended (the “1940 Act”) (which generally prohibits the Fund from issuing Interests at a price below the then-current net asset value of the Interests as determined within 48 hours, excluding Sundays and holidays, of such issuance).

(iv)
The Fund shall deliver to the investor, at least ten (10) calendar days prior to each Capital Drawdown Date, a notice (a “Drawdown Notice”) setting forth (i) the Capital Drawdown Date, (ii) the aggregate purchase price of Interests to be sold to all investors on the Capital Drawdown Date, (iii) the applicable Drawdown Purchase Price and (iv) the account to which the Drawdown Purchase Price should be wired.

(v)
The delivery of a Drawdown Notice to the investor shall be the sole and exclusive condition to the investor’s obligation to pay the Drawdown Purchase Price identified in each Drawdown Notice, and shall represent the Fund’s acceptance of the investor’s irrevocable and ongoing offer to purchase Interests.

(vi)
On each Capital Drawdown Date, the investor shall pay the Drawdown Purchase Price to the Fund by bank wire transfer in immediately available funds in U.S. dollars to the account specified in the Drawdown Notice.

(vii)
The Fund may draw Capital Commitments from investors at any time during the Investment Period (as defined in the Fund Agreement).  Following the end of the Investment Period, any Unused Capital Commitment (other than any Defaulted Commitment (as defined below)) may be called only to:

(A)
cover, or reserve, for actual or anticipated expenses and liabilities of the Fund (including payment of the base management fee and incentive compensation to the Investment Manager, operating expenses and indemnification or other obligations of the company, whether contingent or otherwise);

(B)
complete investments that were approved by the Investment Manager’s investment committee for the Fund prior to the expiration of the Investment Period or as to which a definitive agreement, letter of intent, memorandum of understanding or similar document (whether or not legally binding on the parties thereto) has been entered into prior to the expiration of the Investment Period (each, a “Pending Investment”);

(C)	satisfy liabilities and other obligations (including any remaining funding obligation) with respect to any existing investment, and any borrowings or guarantees of the Fund;

(D)	engage in hedging transactions;

(E)	exercise any equity rights held as of the end of the Investment Period;

(F)
fund any additional investment (in addition to any included in (B) and (C) above) that the Investment Manager determines in its discretion is appropriate or necessary to preserve or protect the value of any existing investment (each, a “Follow-On Investment”) in an amount equal to up to 15% of the aggregate Capital Commitments.

For the avoidance of doubt, any investment that is in the nature of a revolving credit facility or line of credit, delayed draw loan or similar financing arrangement will be treated as a Pending Investment and not a Follow-On Investment for purposes of the foregoing limitations.

(viii)
Notwithstanding anything to the contrary contained in this Supplement, the Master Subscription Agreement, the Memorandum or the Fund Agreement, the Fund shall have the right (a “Limited Exclusion Right”) to exclude any investor (such investor, an “Excluded Investor”) from purchasing Interests from the Fund on any Capital Drawdown date if, in the reasonable discretion of the Fund, there is a substantial likelihood that such investor’s purchase of Interests at such time would (i) result in a violation of, or noncompliance with, any law or regulation to which such investor, the Fund, the Investment Manager, any other investor or a portfolio company would be subject or (ii) cause the investments of “Benefit Plan Investors” (within the meaning of Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and certain Department of Labor regulations) to be significant and the assets of the Fund to be considered “plan assets” under ERISA or Section 4975 of the Code.

c.	Subsequent Investors.

(i)
The Fund expects to enter into separate subscription agreements with other investors (the “Other Investors,” and together with the Investor, the “Investors”), providing for the sale of Interests to the Other Investors. Other investors may subscribe for Shares at one or more closings after the Initial Closing (each, a “Subsequent Closing”). The Initial Closing and each Subsequent Closing are each referred to as a “Closing.” An Investor whose subscription is accepted at a Subsequent Closing (including any Investor that makes an additional capital commitment to purchase Interests on a date after its initial subscription has been accepted) is referred to herein as a “Subsequent Investor.”

(ii)
Notwithstanding the provisions of Section 2.b, on one or more dates to be determined by the Fund that occur on or following the Subsequent Closing but no later than the next succeeding Capital Drawdown Date (each, a “Catch-Up Date”), each Subsequent Investor shall be required to purchase from the Fund, on no less than ten (10) calendar days’ prior notice, a number of Interests with an aggregate purchase price (the “Catch-Up Purchase Price”) necessary to ensure that, upon payment of the aggregate purchase price for such Interests by the Subsequent Investor in the aggregate for all Catch-Up Dates, such Subsequent Investor’s Net Contributed Capital Percentage (as defined below) shall be equal to the Net Contributed Capital Percentage of all prior Investors (other than any Defaulting Investors, Excluded Investors or any Other Investor who has subscribed on prior Subsequent Closings and have not yet funded the Catch-Up Purchase Price).

(iii)
Upon payment of the Catch-Up Purchase Price by the Subsequent Investor on a Catch-Up Date, the Fund shall issue to such Subsequent Investor a number of Shares determined by dividing (x) the Catch-Up Purchase Price for such Subsequent Investor minus the Organizational Cost Allocation (as defined below) by (y) the Per Interest Price for such Subsequent Investor as of a Catch-Up Date. For the avoidance of doubt, in the event that the Catch-Up Date and a Capital Drawdown Date occur on the same calendar day, such Catch-Up Date (and the application of the provisions of this Section 2.c) shall be deemed to have occurred immediately prior to the relevant Capital Drawdown Date.

(iv)	As used in this Section 2.c:

(A)
“Net Contributed Capital Percentage” means, with respect to an Investor, the percentage determined by dividing such Investor’s Net Contributed Capital (as defined below) by such Investor’s Capital Commitment.

(B)
“Net Contributed Capital” means (i) the aggregate amount of capital contributions that have been made by an Investor in respect of its Shares, less (ii) the aggregate amount of distributions categorized as Returned Capital (as defined below) made by the Fund to such Investors in respect of its Shares. For the avoidance of doubt, Net Contributed Capital will not take into account distributions of the Fund’s investment income (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses) to Investors. Net Contributed Capital with respect to an Investor shall be calculated on the basis of such Investor’s capital contributions and distributions made to such Investor categorized as Returned Capital.

(C)
“Returned Capital” shall mean any distribution, or any portion of distributions, made by the Fund to an investor during the Investment Period which is designated as such (regardless of tax character) and represents (A) proceeds realized from the sale or repayment of any investment (as opposed to investment income) during the Investment Period (but not in excess of the cost of any such investment) or (B) a return of such investor’s capital contributions to the Company.

(D)
“Organizational Cost Allocation” means, with respect to an Investor, the product obtained by multiplying (x) a fraction, the numerator of which is such Investor’s Capital Commitment and the denominator of which is the total Capital Commitments received by the Fund to date by (y) the lesser of (a) a dollar amount equal to one million dollars ($1,000,000) and (b) the total amount of organizational expenses and offering costs incurred by the Fund in connection with its organization and offering.

d.	Capital Drawdown Default.

(i)
If an Investor fails to make full payment of any portion of the Drawdown Purchase Price due from such Investor on any Capital Drawdown Date or Catch-Up Purchase Price due from such Investor on any Catch-Up Date (such amount, together with the full amount of such Investor’s remaining Capital Commitment, a “Defaulted Commitment”), the Fund shall give such Investor written notice of its default in payment and in the event such default shall continue beyond the tenth calendar day following such notice, the Fund shall be permitted to declare such Investor to be in default of its obligations under this Supplement (any such Investor, a “Defaulting Investor”) and may, in its discretion, take any one or more of the following actions:

(A)
The Fund may assist the Defaulting Investor in finding a buyer for the Defaulting Investors Capital Commitment that will assume the Defaulting Investor's obligations hereunder, subject to the restrictions on transfer contained in the Governing Documents (in which case such Person shall, as a condition of purchasing such Capital Commitment, become a party to this Supplement and assume such Defaulting Limited Investor's obligation to make both defaulted and future purchases.)

(B)
The Fund may pursue and enforce all rights and remedies the Fund may have against the Defaulting Investor, including a lawsuit to collect the overdue amount and the costs (including attorneys' fees) and expenses of collecting such overdue amount, with interest calculated thereon commencing on the applicable Capital Drawdown Date at a variable rate per annum equal to the rate of interest published from time to time by The Wall Street Journal as the "prime rate" at large United States money center banks, plus eight percent (8%) per annum (but not in excess of the highest rate per annum permitted by applicable law). In addition, the costs of any interim financing obtained by the Fund due to the Defaulting Investor's failure to timely make its Drawdown Purchases shall be reimbursed to the Fund by the Defaulting Investor. Any such reimbursement shall be deemed not to constitute payment of a Drawdown Purchase Price or reduce the Investor’s Capital Commitment.

(C)
The Fund may cause two-thirds of the Common Shares then held by the Defaulting Investor to be automatically transferred on the books of the Fund, without any further action being required on the part of the Defaulting Investor, to the other non-defaulting Investors, pro rata in accordance with their respective Capital Commitments. The mechanism described in this Section 2(d)(i)(C) is intended to operate as a liquidated damage provision, since the damage to the Company and Other Investors resulting from a default by the Defaulting Investor is both significant and not easily susceptible to precise quantification. By entry into this Supplement, the Investor agrees to this transfer and acknowledges that it constitutes a reasonable liquidated damage remedy for any default in the Investor’s obligation of the type described.

(D)
The Fund may offer to the Investors (other than such Defaulting Investor) for assumption by the non-defaulting Investors such Defaulting Investor’s Capital Commitment to make its Defaulted Commitment, which offer shall be made pro rata in accordance with the non-defaulting Investors' respective Interests. If a non-defaulting Investor elects not to assume the entire portion of the Defaulted Commitment offered to it, such unassumed Defaulted Commitment shall be reoffered pro rata to the non-defaulting Investors who have elected to assume the entire portion of the Defaulted Commitment offered to them until either all of such Defaulted Commitment is assumed or no non-defaulting Investor wishes to make a further assumption of the Defaulted Commitment. At the closing of such offer (on a date and at a place designated by the Fund), each assuming Investor shall make a payment in an amount equal to that portion of the Defaulted Commitment assumed by it in accordance with the provisions of this subparagraph which is then due or past due. The Manager shall specify the procedures for making and accepting the offers contemplated by this subparagraph and shall, in its discretion, set time limits for acceptance. If the entire Defaulted Commitment is not assumed pursuant to the preceding provisions, the Fund may offer to any other Person for assumption any remaining portion of the Defaulted Commitment. Such Defaulting Investor's Capital Commitment shall be reduced by the aggregate amount of Defaulted Commitment assumed by the non-defaulting Investors and such other Persons and for which payments have been actually received by the Fund.

(E)
The Fund may reduce (effective on the date of the default) the Defaulting Investor's Unused Capital Commitment (to the extent it has not been assumed by another Investor or Person) to the amount of Capital Commitments actually received by the Fund from such Defaulting Investor (net of distributions), and the aggregate Capital Commitment of such Defaulting Investor shall be commensurately reduced; provided, however, that the Capital Commitments of the non-defaulting Investors shall not be reduced.

(F)
If the Defaulting Investor is an entity formed for the purpose of investing in the Fund and such Defaulting Investor's failure to make any portion of a Drawdown Purchase when required is caused by the failure of one or more of such Defaulting Investor’s investors to either (i) make an equity contribution or (ii) deliver payment in exchange for any notes issued to such investor, to such Defaulting Investor, the Fund may, in its discretion, apply the provisions of this Section 2.d to such Defaulting Investor’s Interests and/or Capital Commitments on a pro rata basis to appropriately reflect the effect of the failure of such Defaulting Investor's defaulting equity investors in a manner which is equitable to such Defaulting Investor’s non-defaulting equity investors.

(ii)
To the maximum extent permitted by applicable law, the Defaulting Investor hereby makes, constitutes and appoints the Fund with full power of substitution, its true and lawful proxy to exercise all voting and other rights of such Defaulting Investor with respect to Interests, at every annual, special or adjourned meeting of the shareholders of the Fund and in every written consent in lieu of such meeting in exact proportion to the votes or consents cast by Investors other than Defaulting Investors or, in the absence of any such Investors, in the discretion of the proxy.

(iii)
Notwithstanding anything to the contrary contained in this Supplement, no Interests shall be offered or transferred to any other Investor pursuant to this Section 2.d in the event that such transfer would (x) violate the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Fund or such transfer, (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Fund to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent such Investor from receiving a partial allocation of its pro rata portion of transferred Interests of the Defaulting Investor).

(iv)
No consent of any Investor shall be required as a condition precedent to any transfer, assignment, assumption or other disposition of a Defaulting Investor's Interests or Capital Commitment, as the case may be, pursuant to Section 2.d. If all of the Defaulting Investor's Interests and its Capital Commitments are transferred and/or purchased in the manner set forth in Section 2.d, such Defaulting Investor shall cease to be an Investor in the Fund and shall cease to have the power to exercise any rights or powers of an Investor.

(v)
The Investor agrees that this Section 2.d is solely for the benefit of the Fund and shall be interpreted by the Fund against a Defaulting Investor in the discretion of the Fund. The Investor further agrees that the Investor cannot and will not seek to enforce this Section 2.d against the Fund or any other investor in the Fund.

3.	Authorized Third Party Information.

Please provide the name and contact information for any third party (for example a custodian, administrator or auditor) who the investor authorises to receive information on behalf of the investor’s Capital Commitment. This authorisation will be in force until the investor advises BlackRock or the Administrator in writing otherwise. Add additional sheets if needed.

Third Party Name:

Company:

Phone:

Email:

Third Party Name:

Company:

Phone:

Email:

4.	Capital Contributions and Distributions.

The investor understands that each capital contribution and/or other payment made to the Fund in respect of the investor’s Capital Commitment must be delivered by wire transfer in immediately available funds in U.S. dollars to the account specified in the applicable drawdown notice (in accordance with the instructions provided in such drawdown notice).

The following information regarding the source of the capital contributions and/or other payments to the Fund in respect of the investor’s Capital Commitment and the instructions for payment of distributions is required. The investor understands that wire confirmations for capital contributions and/or other payments to the Fund from the investor must match the information provided below. Distribution proceeds will only be paid to the account identified below. The Capital Commitment, capital contributions and/or other payments to the Fund may be rejected if this information is incomplete or the wire confirmation does not match the information given below.

If the following information changes, the investor must promptly notify BlackRock Alternatives Client Services via email at AlternativesClientServices@blackrock.com.

The investor’s capital contributions and/or other payments to the Fund in respect of the investor’s Capital Commitment will be delivered from, and distribution proceeds should be delivered to, the following account (must be in the name of the investor):

To:
Fed Routing #:
SWIFT address:
For account of:
Account #:
In favor of:
Account #:

5.	Investor Eligibility Questions.

a.	Is the investor a “US Person”[1]?

☐	Yes	☐	No

b.	Did the investor receive or accept the offer of the Interests in a US state or territory?

☐	Yes	☐	No

If “Yes,” please identify such US state or territory:

1 For purposes of this Supplement, a “US Person” is an investor that is any (i) natural person resident in the United States; OR (ii) partnership or corporation organized or incorporated under the laws of the United States; OR (iii) estate of which any executor or administrator is a US Person; OR (iv) trust of which any trustee is a US Person; OR (v) agency or branch of a foreign entity located in the United States; OR (vi) non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a US Person; OR (vii) discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; OR (viii) partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a US Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by Accredited Investors who are not natural persons, estates or trusts; BUT does not include: (1) any discretionary or similar account (other than an estate or trust) held for the benefit or account of a non-US Person by a dealer or other professional fiduciary organized, incorporated, or, if an individual, resident in the United States; OR (2) any estate administered or executed by a professional fiduciary that is a US Person if (a) the estate is governed by non-US law and (b) an executor or administrator of the estate who is not a US Person has sole or shared investment discretion for the assets of the estate; OR (3) any trust of which any professional fiduciary acting as trustee is a US Person, if (a) a trustee who is not a US Person has sole or shared investment discretion for the trust’s assets and (b) no beneficiary of the trust (and no settlor, for revocable trusts) is a US Person; OR (4) an employee benefit plan within the meaning of ERISA established and administered in accordance with the law and customary practices of a country other than the United States; OR (5) any agency or branch of a US Person located outside the United States if (a) the agency or branch operates for valid business reasons and (b) the agency or branch is engaged in the insurance or banking business and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; OR (6) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and any other similar international organizations, and their agencies, affiliates and pension plans.

c.	The investor is an “Accredited Investor,” as defined under Regulation D under the Securities Act, because it is (check all applicable boxes)[2]:

i.	☐
A corporation, partnership, limited liability company, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Code, in each case, which was not formed for the specific purpose of acquiring Interests in the Fund, and which has total assets in excess of $5,000,000.

ii.	☐
A bank as defined in the Securities Act, or a savings and loan association or other institution as defined in the Securities Act, acting in its individual or fiduciary capacity; a broker-dealer registered under the Exchange Act; an investment adviser registered with the Securities and Exchange Commission pursuant to section 203 of the Advisers Act or registered pursuant to the laws of a state; an investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Advisers Act; an insurance company as defined in the Securities Act; a business development company as defined in the Investment Company Act; an investment company registered under the Investment Company Act; a Small Business Investment Company licensed by the US Small Business Administration under §301(c) or (d) of the Small Business Investment Act of 1958; or a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act.

iii.	☐
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, that has total assets in excess of $5,000,000.

iv.	☐
An employee benefit plan within the meaning of ERISA (other than a self-directed plan) that either has total assets in excess of $5,000,000 or the investment decisions of which are made by a plan fiduciary (as defined in Section 3(21) of ERISA) which is a bank, savings and loan association, insurance company, or registered investment adviser.

v.	☐	A revocable trust of which all the grantors are natural persons which are Accredited Investors. If this box is checked, please contact Alternatives Client Services.

vi.	☐
A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring Interests of the Fund, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment.

vii.	☐
An entity (other than a trust) all the equity owners of which are Accredited Investors.  If this box is checked, the investor hereby makes the representations, warranties and covenants listed in footnote 4.[3]

“Net Worth” means the excess of a person’s total assets, valued at fair market value, over total liabilities; provided that for purposes of calculating Net Worth (i) the person’s primary residence shall not be included as an asset, (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence as of the applicable subscription date, shall not be included as a liability (except that if the amount of such indebtedness outstanding as of the subscription date exceeds the amount outstanding 60 days before the subscription date, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence as of the applicable subscription date shall be included as a liability.

2 Note that for purposes of items (v) and (vii) of this Question 6(d), the term “Accredited Investor” includes a natural person (i) whose Net Worth (as defined below), individually or with his or her spouse, exceeds $1,000,000 or (ii) with individual income in excess of $200,000 in each of the two most recent years or joint income with his or her spouse in excess of $300,000 in each of those years, with a reasonable expectation of reaching the same income level in the current year.

3 Investor hereby represents, warrants and covenants with respect to each stockholder, partner, member or other beneficial owner of the investor (each, a “Beneficial Owner”) that: (i) the investor is sufficiently familiar with each such Beneficial Owner’s regulatory status and/or asset ownership to make representations on each such Beneficial Owner’s behalf; (ii) each such Beneficial Owner qualifies as an “accredited investor” under one or more of the provisions of this set forth in this Supplement to Subscription Agreement for Entities or the Supplement to Subscription Agreement for Individuals; (iii) the Fund may rely on the investor’s representations on behalf of each such Beneficial Owner hereunder to the same extent as if each such Beneficial Owner had completed this Supplement to Subscription Agreement for Entities or the Supplement to Subscription Agreement for Individuals; and (iv) the investor shall permit no direct or indirect transfer of beneficial interests in the investor that at any time would result in any of the representations contained in clauses (i)-(iii) ceasing to be true.

viii.	☐
An entity, of a type not listed above, not formed for the specific purpose of acquiring Interests of the Fund, owning investments in excess of $5,000,000.  For the purposes of this Supplement, “investments” is defined in Rule 2a51-1(b) under the Investment Company Act (which definition is summarized below in footnote 5).[4]

ix.	☐
A “family office,” as defined in Rule 202(a)(11)(G)-1 under the Advisers Act with assets under management in excess of $5,000,000 not formed for the specific purpose of acquiring Interests of the Fund, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

x.	☐
A “family client,” as defined in Rule 202(a)(11)(G)-1 under the Advisers Act of a family office meeting the requirements in paragraph (ix) above and whose prospective investment in the Interests is directed by such family office.

xi.	☐	None of the above.

d.
Is the investor a “Qualified Institutional Buyer,” as defined under Rule 144A under the Securities Act?[5] (Note that the investor is not required to be a Qualified Institutional Buyer to invest in the Fund.)

☐	Yes	☐	No

4 By way of summary, “Investments” include any or all:  (i) securities (as defined in Section 2(a)(1) of the Securities Act), except for securities of an issuer that controls, is controlled by, or is under common control with the investor, unless that issuer is (A) an investment company, a company that would be an investment company but for an exclusion provided by Sections 3(c)(1) through 3(c)(9) of the Investment Company Act or the exemptions provided by Section 270.3a 6 or 270.3a 7 of the CFR, or a commodity pool; (B) a company that files reports pursuant to Section 13 or 15(d) of the Exchange Act, or has a class of securities that are listed on a “designated offshore securities market” as such term is defined by Regulation S under the Securities Act; (C) a company with shareholders’ equity of not less than $50 million (determined in accordance with generally accepted accounting principles) as reflected on the company’s most recent financial statements, provided that such financial statements present the information as of a date within 16 months preceding the date on which the investor will acquire the Interests in a Fund; (ii) real estate held for investment purposes; (iii) publicly-traded commodity futures interests, including options thereon, or physical commodities held for investment purposes; (iv) certain financial contracts entered into for investment purposes, including swaps, options and repurchase agreements; (v) if the investor is a commodity pool or company that would be an investment company except that it is relying on an exception provided in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, any amounts payable to the investor pursuant to a firm agreement or similar binding commitment pursuant to which a person has agreed to acquire an interest in, or make capital contributions to, the Investor upon the demand of the Investor; and (vi) cash or cash equivalents held for investment purposes (including bank deposits, certificates of deposit, bankers’ acceptances and similar bank instruments and the net cash surrender value of an insurance company).  Note that, generally, the amount of any indebtedness incurred to acquire an Investment must be deducted.  Investments do not include assets which do not reflect experience in the financial markets, such as jewelry, art work, antiques and other collectibles.

5 Pursuant to Rule 144A under the Securities Act, a “Qualified Institutional Buyer” generally includes: (i) any of the following entities, acting for its own account or the accounts of other Qualified Institutional Buyers, that in the aggregate owns and invests on a discretionary basis at least $100,000,000 in securities of issuers that are not affiliated with the entity: (A) any insurance company as defined in Section 2(a)(13) of the Securities Act (Note: A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act, which are neither registered under Section 8 of the Investment Company Act nor required to be so registered, shall be deemed to be a purchase for the account of such insurance company); (B) any investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act; (C) any Small Business Investment Company licensed by the US Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958 or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act ; (D) any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees; (E) any employee benefit plan within the meaning of Title I of ERISA; (F) any trust fund whose trustee is a bank or trust company and whose participants are exclusively plans of the types identified in clause (E) or (F) above, except trust funds that include as participants IRAs or H.R. 10 plans; (G) any business development company as defined in Section 202(a)(22) of the Advisers Act; (H) any organization described in Section 501(c)(3) of the Code, corporation (other than a bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution referenced in Section 3(a)(5)(A) of the Securities Act or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust; and (I) any investment adviser registered under the Advisers Act; and (J) any institutional accredited investor, as defined in Rule 501(a) under the Securities Act, of a type not listed in the preceding clauses (i)(A) through (i)(I) or the following clauses (ii) through (vi); (ii) any dealer registered pursuant to Section 15 of the Exchange Act, acting for its own account or the accounts of other Qualified Institutional Buyers, that in the aggregate owns and invests on a discretionary basis at least $10,000,000 of securities of issuers that are not affiliated with the dealer, provided that securities constituting the whole or a part of an unsold allotment to or subscription by a dealer as a participant in a public offering shall not be deemed to be owned by such dealer, (iii) any dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a Qualified Institutional Buyer, (iv) any investment company registered under the Investment Company Act, acting for its own account or for the accounts of other Qualified Institutional Buyers, that is part of a family of investment companies which own in the aggregate at least $100,000,000 in securities of issuers, other than issuers that are affiliated with the investment company or are part of such family of investment companies (meaning any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor), provided that, for purposes of this definition each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company; and investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company's adviser (or depositor) is a majority-owned subsidiary of the other investment company's adviser (or depositor)), (v) any entity, all of the equity owners of which are Qualified Institutional Buyers, acting for its own account or the accounts of other Qualified Institutional Buyers, and (vi) any bank as defined in Section 3(a)(2) of the Securities Act, any savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other Qualified Institutional Buyers, that in the aggregate owns and invests on a discretionary basis at least $100,000,000 in securities of issuers that are not affiliated with it and that has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the subscription date in the case of a US bank or savings and loan association, and not more than 18 months preceding such date for a foreign bank or savings and loan association or equivalent institution.  For purposes of this definition, the aggregate amount of securities owned and invested on a discretionary basis by an entity must be determined in the manner provided in Rule 144A under the Securities Act.

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IN WITNESS WHEREOF, the undersigned investor has executed this Supplement to Subscription Agreement.

Print Name of Entity Investor (Must Match Investor Name on Page 1 of the Master Subscription Agreement)

Signature of Authorized Representative X
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Date

Signature of Additional Authorized Representative (If Required) X
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If the investor’s Capital Commitment is accepted, such acceptance will be evidenced by the execution on behalf of the Fund of the signature page (a copy of which will be delivered to the investor), and will be deemed effective as of the date specified on such signature page.

CAPITAL COMMITMENT ACCEPTED:

The undersigned hereby accepts the Capital Commitment set forth in Section 1(a) above on behalf of the Fund.

BlackRock Direct Lending Corp.

Signature of Authorized Representative

X

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